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                                                                EXHIBIT 99.1


                            COACHMEN INDUSTRIES, INC.
           2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515
                        o 574/262-0123 o Fax 574/262-8823


                                  NEWS RELEASE

For immediate release, Friday, August 15, 2003

COACHMEN INDUSTRIES, INC. DECLARES REGULAR QUARTERLY DIVIDEND

ELKHART, IND. - Coachmen Industries, Inc. (NYSE: COA) today announced that its Board of Directors has declared a $0.06 per share regular quarterly dividend. The dividend will be distributed on September 18, 2003 to shareholders of record as of August 28, 2003. This is the 84th consecutive quarter that Coachmen Industries has paid dividends. The $0.06 rate is unchanged from the last quarter. Coachmen Industries has approximately 15.5 million shares of common stock outstanding.

Coachmen Industries, Inc., founded in 1964, is one of the nation's leading manufacturers of recreational vehicles with well-known brand names including COACHMEN(R), GEORGIE BOY(R), SHASTA(R) and VIKING(R). Coachmen Industries is also one of the largest systems-built home producers in the nation with its ALL AMERICAN HOMES(R) subsidiary. Modular commercial structures are manufactured by the Company's Miller Building Systems subsidiary. Prodesign, LLC is a subsidiary that custom thermoforms composite and plastic parts for numerous industries under the PRODESIGN(R) brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.


For more information:
     Joseph P. Tomczak
     Executive Vice President and
     Chief Financial Officer
     574-262-0123

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